Exhibit 99.1

Viveve Reports Second Quarter 2018 Financial Results and Provides Corporate Update

-	Company reports 80% growth in total quarterly revenue year-over-year
-	Multiple clinical and regulatory milestones achieved for Viveve® System

ENGLEWOOD, CO -- August 9, 2018 -- Viveve Medical Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today reported financial results for the second quarter ended June 30, 2018. Total revenue for the three months ended June 30, 2018, was $5.5 million, an 80% increase over total revenue for the same quarter in 2017.

“The second quarter was extremely positive for Viveve both in terms of total revenue and on the clinical and regulatory fronts. We made significant progress in advancing our global commercialization strategy, accelerated physician demand for our cryogen-cooled monopolar radiofrequency technology platform, and maintained our industry-leading commitment to scientific rigor,” stated Scott Durbin, chief executive officer and director of Viveve Medical. “On the commercial front, we sold 85 systems worldwide, 81% of which were sold in the growing North American market. This follows the realignment and expansion of our direct sales organization in the first quarter of this year. We look forward to further accelerating our commercial growth through our new U.S. capital sales partnership with Aesthetic Management Partners, which we announced in July.”

Mr. Durbin continued, “Among our clinical milestones during this period, we reported positive six-month data from the SUI feasibility study. We are also exceeding enrollment targets for the VIVEVE II study and announced no serious adverse events in our 30-day safety data submission. We are well positioned to continue this momentum as we work to gain regulatory approvals for new indications for our technology in the U.S. including improvement of sexual function and treatment of stress urinary incontinence.”

Second Quarter 2018 Business Highlights

•	Reported $5.5 million in total revenue for the second quarter of 2018.
•	Reached an installed base of 582 systems worldwide with over 23,000 disposable treatment tips sold globally.
•	Announced expansion of U.S. commercial footprint through a partnership with Aesthetic Management Partners, expanding our sales capabilities to meet increasing physician demand.
•

Reported positive six-month interim data from the stress urinary incontinence (SUI) feasibility study. At six months post-treatment, 83% of women experienced improvement in one-hour pad weight test with an overall mean improvement of 73% and clinically meaningful benefit achieved across all quality of life outcome measures.

•

Initiated the VIVEVE II clinical study to assess the safety and effectiveness of the Viveve® System for the improvement of sexual function. Submitted 30-day safety data for the initial 25 subjects to the U.S. Food and Drug Administration (FDA) for review. Recently announced FDA approval to continue enrollment of up to 100 subjects in second stage of the trial.

•	Submitted Investigational Trial Application to Canadian Ministry of Health to conduct LIBERATE-International registration study in SUI.
•	Reached a favorable settlement in the company’s patent infringement litigation with Thermi.

Second Quarter 2018 Financial Results

Revenue for the second quarter of 2018 totaled $5,525,000 from the sale of 85 systems, 69 of which were sold in the U.S. market through direct sales, and approximately 2,750 treatment tips, compared to total revenue of $3,076,000 for the same period in 2017, an 80% increase for the quarter year-over-year.

Gross profit for the second quarter of 2018 was $2,814,000, or 51% of revenue, compared to a gross profit of $1,239,000, or 40% of revenue, for the same period in 2017.

Total operating expenses for the second quarter of 2018 were $13,109,000, up from $10,302,000 in the same period in 2017. This increase is attributed to increased costs to support North America commercialization and expansion into new international markets, research and development efforts, and strategies to protect the company’s intellectual property as well as other general corporate expenses.

Net loss for the second quarter of 2018 was $11,516,000, or a loss of $0.37 per share, compared to a net loss of $10,425,000, or a loss of $0.54 per share, for the same period in 2017.

Cash and cash equivalents were $30.2 million as of June 30, 2018, a decrease of $8.2 million from $38.4 million as of March 31, 2018.

Conference Call Information

The company will host a live conference call at 5:00 pm ET today. The conference call may be accessed by dialing 1-833-255-2833 (domestic) or 1-412-902-6723 (international) or via live webcast at https://services.choruscall.com/links/vive180809.html. Participants may also pre-register for the conference call at http://dpregister.com/10122036.

A recording of the webcast will be posted on the company’s investor relations website following the call at http://ir.viveve.com and will be available online for 90 days.

About Viveve

Viveve Medical, Inc. is a women's intimate health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System, that delivers the Viveve treatment, incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in a single in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications from over 55 countries. Viveve received approval of an Investigational Device Exemption (IDE) application from the U.S. Food and Drug Administration (FDA) in March of 2018 to proceed with VIVEVE II, a multicenter, randomized, double-blind, sham-controlled study to assess improvement of sexual function in women following childbirth. Initiation of the trial began in the second quarter of 2018 and if successful, could support a marketing application for a new U.S. commercial indication. Currently, in the United States, the Viveve System is cleared by the FDA for use in general surgical procedures for electrocoagulation and hemostasis.

Viveve is awaiting approval to conduct two independent, multicenter, randomized, registration trials (LIBERATE-International and LIBERATE-U.S.). The results of these studies, if successful, could support marketing applications in the U.S, and around the world, for the improvement of stress urinary incontinence in women.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contacts:

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com

Media contact:

Kelly Wakelee

Berry & Company Public Relations

(212) 253-8881

kwakelee@berrypr.com

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$30,213	$20,730
Accounts receivable, net	7,241	6,213
Inventory	4,161	2,390
Prepaid expenses and other current assets	3,024	2,741
Total current assets	44,639	32,074
Property and equipment, net	1,931	1,303
Investment in limited liability company	2,093	2,500
Other assets	188	202
Total assets	$48,851	$36,079
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,867	$4,799
Accrued liabilities	5,258	4,605
Total current liabilities	10,125	9,404
Note payable, noncurrent portion	29,724	28,948
Other noncurrent liabilities	305	327
Total liabilities	40,154	38,679
Stockholders’ equity (deficit):
Common stock and additional paid-in capital	138,286	102,981
Accumulated deficit	(129,589)	(105,581)
Total stockholders’ equity (deficit)	8,697	(2,600)
Total liabilities and stockholders’ equity (deficit)	$48,851	$36,079

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenue	$5,525	$3,076	$9,224	$6,117
Cost of revenue	2,711	1,837	5,063	3,456
Gross profit	2,814	1,239	4,161	2,661

Operating expenses:
Research and development	3,672	3,440	7,428	5,828
Selling, general and administrative	9,437	6,862	18,368	12,312
Total operating expenses	13,109	10,302	25,796	18,140
Loss from operations	(10,295)	(9,063)	(21,635)	(15,479)
Interest expense, net	(1,063)	(1,345)	(2,133)	(1,608)
Other expense, net	-	(17)	(10)	(33)
Net loss from consolidated companies	(11,358)	(10,425)	(23,778)	(17,120)
Loss from minority interest	(158)	-	(407)	-
Net loss	$(11,516)	$(10,425)	$(24,185)	$(17,120)

Net loss per share:
Basic and diluted	$(0.37)	$(0.54)	$(0.85)	$(1.10)

Weighted average shares used in computing net loss per common share:
Basic and diluted	31,305,386	19,373,322	28,591,134	15,539,840